Washington Mutual Investors Fund 1101 Vermont Avenue, NW Washington, DC 20005 Telephone (202) 842-5665

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$973,632
Class B	$17,996
Class C	$31,980
Class F1	$45,199
Class F2	$13,696
Total	$1,082,503
Class 529-A	$24,426
Class 529-B	$2,077
Class 529-C	$5,071
Class 529-E	$1,209
Class 529-F1	$1,488
Class R-1	$1,288
Class R-2	$12,373
Class R-3	$27,915
Class R-4	$30,535
Class R-5	$25,113
Class R-6	$29,404
Total	$160,899

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6750
Class B	$0.4736
Class C	$0.4689
Class F1	$0.6685
Class F2	$0.7349
Class 529-A	$0.6584
Class 529-B	$0.4483
Class 529-C	$0.4563
Class 529-E	$0.5864
Class 529-F1	$0.7148
Class R-1	$0.4781
Class R-2	$0.4757
Class R-3	$0.5895
Class R-4	$0.6694
Class R-5	$0.7453
Class R-6	$0.7587

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,394,909
Class B	30,173
Class C	65,840
Class F1	69,862
Class F2	21,246
Total	1,582,030
Class 529-A	38,411
Class 529-B	3,969
Class 529-C	11,201
Class 529-E	2,096
Class 529-F1	2,142
Class R-1	2,751
Class R-2	25,380
Class R-3	46,358
Class R-4	47,583
Class R-5	34,424
Class R-6	47,215
Total	261,530

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.66
Class B	$29.45
Class C	$29.37
Class F1	$29.59
Class F2	$29.66
Class 529-A	$29.62
Class 529-B	$29.48
Class 529-C	$29.46
Class 529-E	$29.50
Class 529-F1	$29.58
Class R-1	$29.44
Class R-2	$29.36
Class R-3	$29.49
Class R-4	$29.56
Class R-5	$29.66
Class R-6	$29.68